UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 8, 2009

FRESENIUS KABI PHARMACEUTICALS

HOLDING, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34172	98-0589183
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Else-Kroener-Strasse 1

61352 Bad Homburg v.d.H.

Germany

(Address of principal executive offices)

+49 (6172) 608 0

Registrant’s telephone number, including area code:

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
Item 2.06 Material Impairments
SIGNATURES

Item 2.05	Costs Associated with Exit or Disposal Activities

On September 8, 2009, the Board of Directors of Fresenius Kabi Pharmaceuticals Holding, Inc. (the “Company”) approved the closing of its Barceloneta, Puerto Rico manufacturing facility and transfer of operations to existing plants in the United States. This action is consistent with the Company’s objective to lower overall manufacturing costs and to strengthen the Company’s long-term competitive position.

The closure is expected to be substantially completed by April 30, 2010.

The Company acquired the Barceloneta, Puerto Rico manufacturing facility in connection with the September 2008 acquisition of APP Pharmaceuticals, Inc. (“APP”). The closure of the Puerto Rico manufacturing facility along with the transfer of its production operations to existing Company plants in the United States has been under consideration since the date of the acquisition. Accordingly, the decision to close this facility will result in the recognition of a pre-tax restructuring impairment charges and tax benefits in the Company’s results of operations in the quarter ending September 30, 2009, as well as various adjustments to the estimated amounts assigned to certain assets acquired, liabilities assumed and residual goodwill recognized in connection with the APP acquisition.

For the quarter ending September 30, 2009, the Company estimates that the net effect of the restructuring, non-cash impairment charge and income tax benefit will be an increase in net income of approximately $3.1 million.

The Company estimates that for the quarter ending September 30, 2009, that it will record a pre-tax restructuring and impairment charge of approximately $28.5 million, $23.0 million of which will be recorded as an increase to goodwill in the Consolidated Balance Sheet (no effect in the Consolidated Statement of Operations) and $5.5 million of which will be recorded as a restructuring charge in the Consolidated Statement of Operations. The estimated pre-tax restructuring and impairment charge consists of (1) non-cash expense related to the write-down of certain assets of approximately $27.7 million, $22.3 million of which will be recorded as an increase to goodwill in the Consolidated Balance Sheet and $5.4 million of which will be recorded as a restructuring charge in the Consolidated Statement of Operations, and (2) future cash expenditures for employee related costs of approximately $0.8 million, $0.7 million of which will be recorded as an increase to goodwill in the Consolidated Balance Sheet and $0.1 million will be recorded as a restructuring charge in the Consolidated Statement of Operations.

Finally, due to the decision to close the Puerto Rico facility and the recognition of the related impairments for tax purposes, the Company expects to be able to file a carryback claim and recover approximately $39 million of taxes paid by APP in prior years. This benefit, a portion of which will be recorded as an income tax benefit in the Consolidated Statement of Operations with the remainder reflected as a reduction to goodwill in the Consolidated Balance Sheet, will also be recognized in the quarter ending September 30, 2009. The Company expects to file its carryback claim in the first quarter of 2010 and to receive the cash in the second quarter of 2010.

Item 2.06	Material Impairments

In connection with the closure of the Puerto Rico manufacturing facility as described in Item 2.05 above, the Company estimates that in the third quarter of 2009, it will reduce the cost basis of the plant and equipment at the Puerto Rico facility by a total of approximately $27.7 million (being part of the $28.5 million charge as described in Item 2.05 above), approximately $22.3 million of which will be recorded as an increase to goodwill and $5.4 million of which will be recorded as a non-cash impairment charge in the Consolidated Statement of Operations.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that are subject to risks and uncertainties. These statements are indicated by words such as “expect,” “estimate” or similar expressions. In particular, this Current Report on Form 8-K contains forward-looking statements about management estimates of the charges expected to be incurred with the closure of the Barceloneta manufacturing facility and the nature of charges to be incurred. These statements are based upon information available to management as of the date hereof. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including, but not limited to, higher than expected closure expenses, a delay in implementation of the closure and other risks and uncertainties described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRESENIUS KABI PHARMACEUTICAL HOLDINGS, INC.

By:	/s/ Richard J. Tajak
Richard J. Tajak Chief Financial Officer

Date: September 11, 2009